UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2009

VERTEX PHARMACEUTICALS INCORPORATED

(Exact name of registrant as specified in its charter)

MASSACHUSETTS (State or other jurisdiction of incorporation)	000-19319 (Commission File Number)	04-3039129 (IRS Employer Identification No.)

130 Waverly Street

Cambridge, Massachusetts  02139

(Address of principal executive offices) (Zip Code)

(617) 444-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)  On July 6, 2009, Dennis L. Winger and Jeffrey M. Leiden were elected to our board of directors as Class II Directors whose terms will end at our 2012 Annual Meeting of Stockholders.  Our board has determined that Mr. Winger and Dr. Leiden are independent directors as that term is defined by the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.  In addition, Mr. Winger was appointed as the chair of our audit and finance committee and is an audit committee financial expert, as that term is defined in applicable regulations of the Securities and Exchange Commission.

•                  Mr. Winger was Senior Vice President and Chief Financial Officer of Applera Corporation, a life sciences company, from 1997 through December 2008. From 1989 to 1997, Mr. Winger served as Senior Vice President, Finance and Administration, and Chief Financial Officer of Chiron Corporation. From 1982 to 1989, Mr. Winger was with The Cooper Companies, Inc., where he held positions of increasing responsibility, including that of Chief Financial Officer.  Mr. Winger currently serves on the board of directors of Cephalon, Inc. and Cell Genesys, Inc., which are each pharmaceutical companies.  Mr. Winger received a B.A. from Siena College and an M.B.A. from the Columbia University Graduate School of Business.

•                  Dr. Leiden is currently a Managing Director at Clarus Ventures LLC, a position he has held since 2007.  Dr. Leiden served as President and Chief Operating Officer, Pharmaceutical Products Group and Chief Scientific Officer at Abbott Laboratories from 2001 through 2006; during this time he was also a member of the Boards of Directors of Abbott and TAP Pharmaceutical Products, Inc. Prior to joining Abbott, Dr. Leiden served as the Elkan R. Blout Professor of Biological Sciences, Harvard School of Public Health and Professor of Medicine, Harvard Medical School. Previously, he was the Frederick H. Rawson Professor of Medicine and Pathology and Chief of the Section of Cardiology at the University of Chicago. Dr. Leiden received a B.A., Ph.D. in virology and an M.D., all from the University of Chicago.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERTEX PHARMACEUTICALS INCORPORATED
(Registrant)

Date: July 9, 2009	/s/ Kenneth S. Boger
Kenneth S. Boger Senior Vice President and General Counsel